                                                                   EXHIBIT 10(b)


                                    AGREEMENT


        THIS AGREEMENT made this   day of         ,2001 (the "Agreement") by
and between ________________ (the "Executive") and VF CORPORATION, a Pennsylvania corporation (the "Corporation"). This Agreement amends, restates and supersedes the prior agreement dated _____________ and any amendments to and restatements thereof between the Executive and the Corporation.

                                   BACKGROUND

        The Board of Directors of the Corporation (the "Board") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders. In this connection, the Corporation recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders. The Corporation further recognizes that its own financial position tends to exacerbate the uncertainty among management that a change of control might create. Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Corporation's management, including the Executive, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

        In order to induce the Executive to remain in the employ of _____________, a subsidiary of the Corporation ("Subsidiary"), the Corporation wishes to provide the Executive with certain severance benefits in the event his employment with the Subsidiary terminates subsequent to a change in control of the Corporation under the circumstances described herein.

        NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

        1. TERM. The term of this Agreement commences as of the date and year first above written and shall continue until the second anniversary of the date set forth above. The prior sentence notwithstanding, commencing on first day after the second anniversary of the date set forth above and on the first day of each subsequent twelve month period thereafter the term of this Agreement shall automatically be extended for one additional year beyond the then existing term. This Agreement shall terminate (except as set forth in the next sentence) if (a) the Corporation gives the Executive notice that it wishes to terminate this Agreement in which case this Agreement shall terminate as of the date set forth in such notice or (b) the Executive's employment with the Subsidiary is terminated for any reason (other than a transfer to the Corporation), including transfer to another subsidiary company of the Corporation, in which case this Agreement shall terminate on the last day of the Executive's employment with the Subsidiary; provided, however, if the Executive is transferred to another subsidiary company of the Corporation, the Corporation may waive the termination of this Agreement, by a written amendment of this Agreement, executed by both the Corporation and the Executive, which shall refer to this clause and shall be limited to the Executive's transfer to the subsidiary company of the Corporation named in the amendment, unless another amendment is executed upon the Executive's subsequent transfer to another subsidiary company of the Corporation. The Corporation may not give such notice and this Agreement shall not automatically terminate in the event the Executive's employment with the Subsidiary terminates for any reason, including a transfer to another subsidiary company of the Corporation, (x) at any time while the Corporation has knowledge that any third person has taken steps or announced an intention to take steps reasonably calculated to effect a " Change in Control" (as hereinafter defined) of the Corporation, unless or until such third party has, in the reasonable opinion of the Corporation, abandoned its efforts or intention to effect a Change in Control of the Corporation or (y) within twenty-four months after the date a Change in Control occurs. It is understood that the Corporation may terminate the Executive's employment at any time, subject to providing, if required to do so in accordance with the terms hereof, the severance benefits hereinafter specified.

        2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation and the Executive's employment by the Subsidiary shall thereafter have been terminated by the Subsidiary or by the Executive under the circumstances described in paragraph 3(iii) hereof.


               (i) Definition. For purposes of this Agreement , "CHANGE OF CONTROL" shall mean the first to occur of:

                      (A) an individual, corporation, partnership, group, associate or other entity or "person", as such term is defined in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than (i) the Corporation, (ii) those certain trustees under Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased (a "Trust" or the "Trusts"), and (iii) any employee benefit plan of the Corporation or any subsidiary company of the Corporation, or any entity holding voting securities of the Corporation for or pursuant to the terms of any such plan (a "Benefit Plan" or the "Benefit Plans"), or any employee benefit plan(s) sponsored by the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of 20% or more of the combined voting power of the Corporation's outstanding securities ordinarily having the right to vote at elections of directors;


                      (B) individuals who constitute the Board of Directors of the Corporation on the effective date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any Approved Director, as hereinafter defined, shall be, for purposes of this subsection (B), considered as though such person were a member of the Incumbent Board. An "Approved Director", for purposes of this subsection (b), shall mean any person becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee of the Corporation for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the Board of Directors; or

                      (C) the approval by the shareholders of the Corporation of a plan or agreement providing for a merger or consolidation of the Corporation other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or for a sale, exchange or other disposition of all or substantially all of the assets of the Corporation. If any of the events enumerated in this subsection (C) occurs, the Board of Directors shall determine the effective date of the Change of Control resulting therefrom for purposes of this Agreement.

                      (ii) Exceptions. (A) Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement (I) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to, or a merger, consolidation or other reorganization involving the Corporation and, the Executive, alone or with other officers of the Corporation, or any entity in which the Executive (alone or with other officers) has, directly or indirectly, at least a 5% equity or ownership interest or (II) in a transaction otherwise commonly referred to as a "management leveraged buy-out."

               (B) Clause 2(i)(A) above to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities solely as the result of an acquisition by the Corporation or any subsidiary company of the Corporation of voting securities of the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Corporation's then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Corporation's then outstanding securities by reason of share purchases by the Corporation or any subsidiary company of the Corporation and shall, after such share purchases by the Corporation or a subsidiary company of the Corporation, become the beneficial owner, directly or indirectly, of any additional voting securities of the Corporation, then a Change in Control of the Corporation shall be deemed to have occurred with respect to such Person under clause 2(i)(A)above. Notwithstanding the foregoing, in no event shall a change in control of the Corporation be deemed to occur under clause 2(i)(A) above if the person acquiring such shares is the Trusts or Benefit Plans.

               (C) Clauses 2(i)(A) and 2(i)(B) to the contrary notwithstanding, the Board may, by resolution adopted by at least two-thirds of the directors comprising the Incumbent Board, declare that a Change in Control described in clauses 2(i)(A)(a) or 2(i)(B) has become ineffective for purposes of this Agreement if all of the following conditions then exist: (I) the declaration is made prior to the death, disability or termination of employment of the Executive and within 120 days of the Change in Control; and (II) no Person, except for (x) the Trusts, and (y) the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation's outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Corporation's then outstanding securities. If such a declaration shall be properly made, no benefits shall be payable hereunder as a result of such prior but now ineffective Change in Control, but benefits shall remain payable and this Agreement shall remain enforceable as a result of any other Change in Control unless it is similarly declared to be ineffective.

        3. TERMINATION FOLLOWING CHANGE IN CONTROL. The Executive shall be entitled to the severance benefits provided in Section 4 hereof if his employment is terminated within the 24 month period following a Change in Control of the Corporation (even if such 24 month period shall extend beyond the term of this Agreement or any extension thereof) unless his termination is (i) because of his death or disability, (ii) by the Subsidiary for Cause or Disability or (iii) by the Executive other than for Good Reason.

               (i) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, he shall have been absent from his duties with the Subsidiary on a full-time basis for 26 consecutive weeks, and within 30 days after written notice of termination is given he shall not have returned to the full-time performance of his duties, the Subsidiary may terminate this Agreement for "Disability."

                                    (ii)    Cause.  The Subsidiary may terminate
the Executive's employment for Cause. For the purpose of this Agreement, the Subsidiary shall have "Cause" to terminate the Executive's employment hereunder upon (A) the willful and continued refusal by the Executive substantially to perform his duties with the Subsidiary (other than any such refusal resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Subsidiary's Board of Directors which specifically identifies the manner in which such Board believes that the Executive has refused substantially to perform his duties or
(B) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Corporation or the Subsidiary. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Subsidiary or the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire members of the Subsidiary's Board of Directors, at a meeting of such Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (A) or (B) of the second sentence of this paragraph and specifying the particulars thereof in detail.

               (iii) Good Reason. The Executive shall be entitled to terminate his employment, and receive benefits hereunder, for Good Reason at any time within 24 months after the date of a Change in Control of the Corporation. For purposes of this Agreement, "Good Reason" shall mean, unless the Executive shall have consented in writing thereto, any of the following:

                      (A) a reduction in the Executive's title, duties, responsibilities or status, as compared to such title, duties, responsibilities or status immediately prior to the Change in Control or as the same may be increased after the Change in Control;

                      (B) the assignment to the Executive of duties inconsistent with the Executive's office on the date of the Change in Control or as the same may be increased after the Change in Control;

                      (C) a reduction by the Subsidiary in the Executive's base salary as in effect immediately prior to the Change in Control or as the same may be increased after the Change in Control; or a failure by the Subsidiary following a Change in Control to increase, within twelve months of the Executive's last increase in annual base salary, his base salary by an amount not less than the greater of (1) 6% or (2) the average percentage increase in base salary for all officers of the Corporation during the twelve month period immediately following his last increase in base salary, provided, however, that the Subsidiary's failure to increase his base salary more than 15% annually shall not constitute Good Reason under this paragraph under any circumstances;

                      (D) a requirement that the Executive relocate anywhere not mutually acceptable to the Executive and the Subsidiary if the relocation is to other than the greater Greensboro, North Carolina or ___________areas or the imposition on the Executive of business travel obligations substantially greater than his business travel obligations during the year prior to the Change in Control;

                      (E) the relocation of the Corporation's principal executive offices to a location outside the greater Greensboro, North Carolina area;

                      (F) the failure by the Corporation or the Subsidiary to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan, including but not limited to the Corporation's Executive Incentive Compensation Plan ("EICP"), Annual Discretionary Management Incentive Compensation Program ("ADMICP") or other applicable bonus program, the Amended and

Restated Supplemental Executive Retirement Plan, the Executive Deferred Savings Plan, the Deferred Compensation Plan and the 1996 Stock Compensation Plan, as amended, in which the Executive is participating at the time of a Change in Control of the Corporation (or plans providing the Executive with substantially similar benefits), the taking of any action by the Subsidiary or the Corporation which would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by the Subsidiary to provide him with the number of paid vacation days to which he is then entitled under (1) the Subsidiary's normal vacation policy in effect immediately prior to the Change in Control or (2) any agreement regarding vacation entitlement which the Executive had with the Subsidiary immediately prior to the Change in Control, whichever is greater;

                      (G) the adoption or pursuit by the Subsidiary or the Corporation or its management of one or more policies or practices which, in the sole opinion of the Executive, are contrary to the ethics, traditions, policies or practices of the Subsidiary or the Corporation as in effect immediately prior to the Change in Control; or

                      (H) any breach of this Agreement of any nature whatsoever on the part of the Subsidiary or the Corporation.

               (iv) Notice of Termination. Any termination by the Subsidiary pursuant to paragraph 3(i) or 3(ii) hereof, or otherwise, or by the Executive pursuant to paragraph 3(iii) hereof, which, in any case, occurs within 24 months after a Change in Control of the Corporation, shall be communicated by written Notice of Termination (as hereinafter defined) to the other party hereto; provided that, in the case of a termination for Cause, there shall also have been delivered to the Executive the resolution required to be delivered pursuant to paragraph 3(ii) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (v) Date of Termination. "Date of Termination" shall mean (A) if this Agreement is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (B) if the Executive's employment is terminated pursuant to paragraph 3(ii) above, the date specified in the Notice of Termination, and (C) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given, or, if the Subsidiary terminates the Executive's employment without giving a Notice of Termination, the date on which such termination is effective.

        4.     COMPENSATION UPON TERMINATION OR DURING DISABILITY.

               (i) During any period that the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, he shall continue to receive his full base salary at the rate then in effect until his employment is terminated pursuant to paragraph 3(i) hereof. Thereafter, his benefits, if any, shall be determined in accordance with whatever disability income insurance plan or plans the Subsidiary may then have in effect; provided, however, if at the time Disability of the Executive is established the disability benefits then available are less advantageous to the Executive than the Disability benefits which were available upon the Change in Control, then his termination of employment shall be deemed to have occurred as a voluntary termination for Good Reason under paragraph 3(iii) hereof and not by reason of his disability, and the benefits payable to the Executive under paragraph 4(iii) hereof shall apply in lieu of this paragraph 4(i).

               (ii) If the Executive's employment shall be terminated for Cause, the Subsidiary or the Corporation shall pay him his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Subsidiary and the Corporation shall have no further obligations to the Executive under this Agreement.

               (iii) If the Subsidiary shall terminate the Executive's employment other than pursuant to paragraph 3(i) or 3(ii) hereof within 24 months after a Change in Control of the

Corporation, or if the Executive shall terminate his employment for Good Reason pursuant to paragraph 3(iii) hereof within 24 months after a Change in Control, then:

                      (A) The Corporation or the Subsidiary shall pay to the Executive, no later than 30 days following the Date of Termination, the Executive's accrued but unpaid base salary through the Date of Termination plus compensation for current and carried-over unused vacation and compensation days in accordance with the Subsidiary's personnel policy.

                      (B) In lieu of any further payments of salary to the Executive after the Date of Termination, the Corporation or the Subsidiary shall pay to the Executive, not later than thirty (30) days following the Date of Termination and notwithstanding any dispute between the Executive and the Subsidiary or the Corporation as to the payment to the Executive of any other amounts under this Agreement or otherwise, a lump sum severance payment (the "Severance Payment") equal to 1.99 times the greater of (1) the average annual compensation which was payable to the Executive by the Corporation (or any corporation (an "Affiliate") affiliated with the Corporation within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) and includible in the Executive's gross income for federal income tax purposes for the five taxable years ending prior to the date on which a Change in Control of the Corporation occurred (or such portion of such period during which the Executive performed personal services for the Corporation) or (2) an amount equal to the sum of (I) the greater of the Executive's highest annual base salary in effect at any time within the twelve month period preceding a Change in Control or the Date of Termination, and (II) the greater of (i) the Target Incentive Award or Target Amount to which the Executive would have been entitled under the EICP or ADMICP, as applicable, and the base or target amount to which the Executive would have been entitled under any other bonus program of the Corporation, had he been employed by the Corporation at the end of the fiscal year in which the Date of Termination occurs, or (ii) the highest amount awarded to the Executive under the EICP or ADMICP and under any other bonus program of the Corporation during the five fiscal years preceding the Date of Termination. The Executive's average annual compensation in clause (1) above shall be determined in accordance with any regulations promulgated under Section 280G of the Code. Compensation payable to the Executive by the Corporation (or an Affiliate) shall include every type and form of compensation includible in the Executive's gross income in respect of the Executive's employment by the Corporation (or an Affiliate).

                      (C) In addition to the foregoing amounts payable under paragraph 4(iii)(A) and (B) above, the Executive will be entitled to the following:

                             (1)    any stock option rights held by the
        Executive which were not fully exercisable on the Date of Termination shall immediately become fully exercisable by the Executive;

                             (2) the Corporation (or an Affiliate) shall maintain in full force and effect, for the Executive's continued benefit, until the earlier of (I) 24 months after the Date of Termination or (II) the Executive's 65th birthday, all life, medical and dental insurance programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that his continued participation is possible under the general terms and provisions of such programs; provided that, in the event the Executive's participation in any such program is barred, the Corporation (or an Affiliate) shall arrange to provide the Executive with benefits substantially similar to those which he was entitled to receive under such programs;

                             (3) in addition to the benefits to which the Executive is entitled under the Corporation's (or an Affiliate's) retirement plans in which he participates or any successor plans or programs in effect on the Date of Termination, the Corporation (or an Affiliate) shall pay the Executive in one lump sum in cash, at the Executive's normal retirement age, as defined in such plan or programs (or earlier retirement age should the Executive so elect pursuant to such plan or programs), an amount equal to the actuarial equivalent of the retirement pension to which the Executive would have been entitled under the terms of such retirement plan or programs had he accumulated 24 additional months of continuous service after the Date of Termination (or, if less, the number of months between the Date of Termination and the date on which the Executive attains normal retirement age under the plan) at his base salary rate in effect on the Date of Termination under such retirement plan or program reduced by the single sum actuarial equivalent of any amounts to which the Executive is entitled pursuant to the provisions of said retirement plans and programs; provided that, at the option of the Executive, instead of paying such amount at the Executive's normal retirement age, such amount, discounted to reflect its then present value, shall be paid to the Executive at the same time as the Severance Payment; and further provided that, for purposes of this subparagraph
        (3), the actuarial equivalents shall be determined, and all other calculations shall be made, using the same methods and assumptions utilized under the Corporation's (or an Affiliate's) retirement plan or programs; and

                             (4) the Executive shall become fully vested and have a nonforfeitable interest in any benefit which he has accrued under the Corporation's Amended and Restated Supplemental Executive Retirement Plan ("SERP"), including any Supplemental Annual Benefit Determinations or similar determinations or benefit grants under the SERP adopted at any time prior to termination of the Executive's employment.


                      (D) (1) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation or the Subsidiary to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "PAYMENT"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") or similar section or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then the Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT ") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment the Executive retains an amount of the Gross-Up Payment equal to all such taxes imposed upon the Payments.

                             (2) Subject to the provisions of subsection (4) hereof, all determinations required to be made under this subsection, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the firm of independent auditors acting as such for the Corporation or the Subsidiary immediately prior to the Change in Control (the "ACCOUNTING FIRM") provided, however, if the Accounting Firm has performed services for the person, entity or group who caused the Change in Control, or an affiliate thereof, the Executive may select an alternative accounting firm from any nationally recognized firm of certified public accountants, which shall be treated as the Accounting Firm for purposes hereof, The Accounting Firm shall provide detailed supporting calculations both to the Corporation (and the Subsidiary) and the Executive within 30 days of termination of employment under this Agreement, if applicable, or such earlier time as is requested by the Executive or the Corporation. When calculating the amount of the Gross-Up Payment, the Executive shall be deemed to pay:

                      (I) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and

                      (II) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

                             (3) If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm shall be binding upon the Corporation (and the Subsidiary) and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation or the Subsidiary should have been made ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that the Corporation (and the Subsidiary) exhausts their remedies pursuant to subsection (4) hereof, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation or the Subsidiary to or for the benefit of the Executive.

                             (4) The Executive shall notify the Corporation (and the Subsidiary) in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation or the Subsidiary of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Corporation (and the Subsidiary) of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Corporation (and the Subsidiary) (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation or the Subsidiary notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                      (I) give the Corporation (and the Subsidiary) any information reasonably requested by the Corporation (and the Subsidiary) relating to such claim,

                      (II) take such action in connection with contesting such claim as the Corporation or the Subsidiary shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

                      (III) cooperate with the Corporation (and the Subsidiary) in good faith in order effectively to contest such claim, and

                      (IV) permit the Corporation (and the Subsidiary) to participate in any proceedings relating to such claim;

        provided, however, that the Corporation or the Subsidiary shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation or the Subsidiary shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (5) If after the receipt by the Executive of an amount advanced by the Corporation or the Subsidiary pursuant to this subsection the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of subsection (4)) promptly pay to the Corporation or the Subsidiary the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation or the Subsidiary pursuant to subsection (4) a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid under subsection (4). The forgiveness of such advance shall be considered part of the Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.

               (iv) The Executive's right to receive payments under this Agreement shall not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any plan, agreement or arrangement relating to employee benefits provided by the Corporation or the Subsidiary.

               (v) The Executive shall not be required to mitigate the amount of any payment provided for in this paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this paragraph 4 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

               (vi) The Corporation may, but shall not be obligated to, provide security for payment of the amounts set forth in this Agreement in a form that will cause such amounts to be includible in the Executive's gross income only for the taxable year or years in which such amounts are paid to the Executive under the terms of this Agreement. The form of security may include a funded irrevocable grantor trust established so as to satisfy any published Internal Revenue Service guidelines.

        5. FEES AND EXPENSES. The Corporation or the Subsidiary shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel and other such expenses included in connection with any litigation or appeal) incurred by the Executive as a result of (i) his termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) or (ii) his seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Corporation or the Subsidiary under which he is or may be entitled to receive benefits. The Corporation further agrees to pay prejudgment interest on any money judgment against the Corporation obtained by the Executive in any arbitration or litigation against it to enforce such rights calculated at the prime interest rate of Wachovia Bank, N.A., or its successor, in effect from time to time from the date it is determined that payment(s) to him should have been made under this Agreement.

        6.     SUCCESSORS; BINDING AGREEMENT.

               (i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as defined above and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. As used in this Agreement, "Subsidiary" shall mean Subsidiary as defined above and any successor to its business or assets.

               (ii) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

        7. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed in the case of the Executive, to and in the case of the Corporation and the Subsidiary , to the principal executive offices or the Corporation , provided that all notices to the Corporation and the Subsidiary shall be directed to the attention of its Chief Executive Officer with copies to the Secretary of the Corporation and to the Board of Directors of the Subsidiary and the Board of Directors of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        8. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall not be assigned in whole or in part without the prior written consent of the non-assigning party; provided, however, this sentence shall not be construed to relieve the Corporation or any successor (whether direct or indirect) from liability hereunder as provided in paragraph 6. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the Commonwealth of Pennsylvania.

        9. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                            EXECUTIVE

Witness:

                                                                         (SEAL)
------------------------------              -----------------------------



                                            VF CORPORATION

Attest:                                     By:
                                                --------------------------------
                                                Mackey J. McDonald
------------------------------                  Chairman, President and Chief
Candace S. Cummings                             Executive Officer
Secretary